Exhibit 10.12

WUXI PHARMATECH CO., LTD

* SERVICES CONTRACT -

* PILOT PROJECT

This contract is made the 15th day of March, 2007 between Pfizer Inc., and WuXi PharmaTech Co., Ltd (“you/your”) for the provision of * services in support of Pfizer’s * Pilot Project.

1.	SERVICES

(a)	The scope of work for the services you will perform under this contract is described in Appendix A attached to this contract. After this contract is signed Pfizer may issue a purchase order referencing these services. References in this contract to ‘applicable order’ will be deemed to mean this purchase order and the scope of work in Appendix A.

(b)	As the services you will provide under this contract are part of a larger project involving other vendors engaged by Pfizer, you may receive or transfer materials and information to third parties as directed by Pfizer. Any materials or information you receive from such third parties will be deemed to be given to you by Pfizer.

(c)	You and Pfizer agree that:

(i)	any materials, intellectual property or technology transferred by Pfizer to you under this contract is for the sole purpose of you providing services to Pfizer and you are not the end user of such materials, intellectual property or technology;

(ii)	you are not required to pay Pfizer for the transfer of any materials, intellectual property or technology provided by Pfizer to you under this contract; and

(iii)	your sole compensation for provision of services under this contract is set out in Section 5 and you are not entitled to charge Pfizer for any improvements or new intellectual property assigned to Pfizer under this contract.

2.	PERFORMANCE OF SERVICES

(a)	You must perform any services under this contract on the schedule stated in the applicable purchasing order. You must comply with any written specifications, requirements and instructions referenced in the order.

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Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)

You will not be held responsible for failures to perform or comply caused by failures of other vendors engaged by Pfizer for the * Pilot Project. If you are unable to perform or comply you must notify Pfizer immediately and cooperate with Pfizer in good faith to resolve the issue.

3.	OPERATING PROCEDURES & GUIDELINES

From time to time, Pfizer may issue to you operating procedures or guidelines governing your conduct of services for Pfizer. If you commence any services after receiving such procedures or guidelines you will be deemed to have accepted them and you must comply with them. If after receiving them, but before commencing any further services, you determine that you cannot comply with them, you must give Pfizer written notice. If you give such notice, Pfizer may terminate this contract and all orders immediately. The terms of this contract will take precedence over any operating procedures or guidelines.

4.	SHIPPING

You must package, insure, process through customs and ship any materials to be delivered to Pfizer under this contract as stated in the applicable order or, otherwise, in accordance with written instructions given to you by Pfizer.

5.	PAYMENT

All details relating to the price to be paid by Pfizer for services under this contract, including timing, payment of taxes, invoicing procedure, discounts and taxes are set out in Appendix B. So that Pfizer can confirm that you have accurately invoiced Pfizer, you must maintain records reflecting the accuracy of your invoices for at least three years after completion of the relevant services.

6.	PFIZER MATERIALS

(a) All materials and documents Pfizer gives you will remain Pfizer’s property and must be stored and labelled so that they are clearly identifiable as Pfizer’s property. You may only use them to perform services under this contract and must not destroy them or transfer them to another facility or party without Pfizer’s consent.

(b) Pfizer will insure any materials Pfizer gives you. You will not be liable for loss or damage to them unless it is due to your negligence or willful misconduct.

7.	INTELLECTUAL PROPERTY

(a) Except to permit you to perform the services under this contract, you are not granted any right in Pfizer’s intellectual property. Except as provided below, Pfizer is not granted any right in your intellectual property.

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Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	Pfizer will own all intellectual property you produce in performance of services under this contract that covers any compounds you test, test data you produce or test methods you develop for Pfizer. You assign all rights in any such intellectual property to Pfizer and must complete, at Pfizer’s expense, any documents required by Pfizer to affect the assignment or to otherwise support Pfizer’s registration or prosecution of the intellectual property.

(c)	If Pfizer gives you materials or processes and requires you to use these in the services, then Pfizer will indemnify you against any third party claims that your use of such materials or processes in performance of the services infringes a third party’s intellectual property rights. However, you must indemnify Pfizer against any third party claims that a third party’s intellectual property rights are infringed either by (i) your use of materials or processes that have not been provided to you by Pfizer, or (ii) Pfizer’s use -as intended - of materials or processes delivered to Pfizer under this contract.

(d)	Before any employee, permitted subcontractor or agent commences work on any services you must obtain from all employees, contractors or agents, in form and substance reasonably satisfactory to Pfizer;

(i)	a valid prospective deed of assignment under the China law for all intellectual property owned by Pfizer under this contract;

(ii)	a power of attorney irrevocably designating and appointing Pfizer and its duly authorized officers and agents as the employee’s, contractor’s or agent’s attorney-in-fact to file any deeds or applications on their behalf in respect of any assignment of intellectual property owned by Pfizer under this contract.

(e)	You irrevocably designate and appoint Pfizer and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf and stead to execute and file any documents and to do all other lawfully permitted acts for intellectual property owned by Pfizer under this contract with the same legal force and effect as if executed by you.

(f)	Notwithstanding the provisions of any laws in China, the assignment to Pfizer of all intellectual property under this contract will not lapse nor will the intellectual property revert to you or your employees, contractors or agents even if Pfizer does not exercise the rights under assignment within a period of one (1) year from the date of this assignment or such other period as may be required by the law.

(g)	You must ensure that you and your affiliates have contracts with your employees, contractors or agents, and policies and procedures, that ensure that any inventions assigned to Pfizer under this contract are free and clear of any obligation by Pfizer to compensate the employees, contractors and agents for the inventions or to revert the inventions or any rights in the inventions to them.

(h)	You agree that nothing in this contract creates any liability for Pfizer to compensate, under China’s Patent Law, your or your affiliates’ employees, contractors or agents for inventions made in performance of services under this contract.

(i)	You must indemnify Pfizer and its affiliates, and their officers, directors, shareholders, employees, agents and representatives from and against any liability resulting from any claim made against Pfizer or its affiliates, by an employee, contractor or agent of yours or your affiliates for compensation for an invention assigned to Pfizer under this contract.

8.	CONFIDENTIALITY

(a)	Using the same standards you use to protect your own information, you must keep confidential: (i) the written specifications, instructions and operating procedures Pfizer gives you; (ii) the data and other information you produce for Pfizer; and (iii) any other information that Pfizer gives you and tells you is confidential. You may only use this information, and disclose it to your employees, as necessary for you to perform services under this contract. You must not disclose this information to a third party. But, you may disclose this information to the extent that your lawyer determines the law requires disclosure as long you first notify Pfizer and cooperate in any attempt by Pfizer to obtain a protective order.

(b)

These restrictions will not apply to information that becomes public knowledge through no fault of yours or information that you already have or obtain outside of this contract even though it is of the same or similar content. The restrictions will end * after this contract ends.

9.	EH&S

It is very important to Pfizer that its contractors comply in all respects with applicable environmental, health and safety (EH&S) and any related guidelines or operating procedures Pfizer gives you. Accordingly, you must:

(i)	give to Pfizer any information Pfizer requests that relates to the environmental, health and safety aspects of your operations.

(ii)	comply with the applicable laws, guidelines and operating procedures and indemnify Pfizer against any liability Pfizer incurs because you fail to comply with them.

(iii)	perform services under this contract in a safe and ethical manner (including the storage, handling and disposal of any hazardous materials).

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Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv)	notify Pfizer if, at any time, you are not compliant with the laws, guidelines and operating procedures and the non-compliance poses a significant threat to the environment or health.

(v)	immediately take corrective steps if, at any time, Pfizer notifies you that your conduct of services does not comply with the applicable laws, guidelines or operating procedures.

10.	RELATIONSHIP WITH PFIZER

(a)	You are an independent contractor. Your employees have no right to receive compensation from Pfizer or participate in any Pfizer benefit plans. You are solely responsible for all liabilities, costs and all other aspects of your staff’s employment.

(b)	Neither you nor your employees have the power to act on Pfizer’s behalf or bind Pfizer in any way. Further, neither you nor your employees will represent to anyone that you have such power.

11.	IMMIGRATION

It is very important to Pfizer that you comply with all applicable immigration laws. You will indemnify Pfizer against any liability Pfizer incurs because you fail to comply with such laws.

12.	SUBCONTRACTING

You must not use subcontractors except for your wholly owned subsidiaries to perform services under this contract without Pfizer’s written permission. If Pfizer gives permission, you will be responsible for the subcontractor’s performance and compliance with this contract.

13.	INSURANCE

Throughout the contract you must maintain the insurance coverage required by Pfizer’s Contractor Insurance Guidelines. If you do not have a copy of these guidelines you must notify Pfizer and Pfizer must give you a copy.

14.	LIMITATION OF LIABILITY

Neither party will be liable to the other under this contract, whether in tort, contract or otherwise, for any indirect or consequential losses or any punitive or exemplary damages.

15.	TERM AND TERMINATION

(a)

This contract will continue until terminated or replaced. After six months from the date of this contract, either party may terminate this contract without cause by giving the other 30 days written notice. Pfizer’s only obligation will be to pay you for services completed, and non-cancelable expenses you have incurred at Pfzer’s request, prior to termination. You must return to Pfizer the balance of any payments made by Pfizer in excess of this obligation. Non-cancelable expenses are those expenses that you can not reasonably avoid or deploy for the benefit of other operations. They will not include staff costs but may include raw materials. Pfizer and you will negotiate the amount of any such expenses in good faith. But, the amount plus any other payments made by Pfizer under an order may not exceed the total price of the order.

(b)	If either party breaches this contract, the other may terminate it if the breaching party does not cure the breach within 30 days of written notice. Termination will be without prejudice to any rights which may have accrued to either party before termination.

(c)	On termination of this contract for any reason you must return to Pfizer, at Pfizer’s expense, all materials, laboratory notebooks, other documents or confidential information Pfizer has given to you or you have produced for Pfizer. If any information or documents are not in a returnable form you must delete or render them unreadable if practical; otherwise you must clearly mark them “Pfizer Confidential”.

16.	PUBLICITY

Neither you nor Pfizer may publicize this contract without the other’s permission. You must not use Pfizer’s name in connection with any form of promotion without Pfizer’s prior written permission.

17.	ANTI-CORRUPT PRACTICES

It is very important to Pfizer that you do not make any illegal payments to third parties (eg. bribery of government officials) in connection with the services. Accordingly, so that Pfizer can investigate the lawfulness of any payments you make to third parties in connection with the services, you must maintain records of such payments for at least three years after completion of the relevant services.

18.	AUDITS

(a)	To verify your compliance with this contract, Pfizer may audit you upon giving you reasonable notice. Any audit will include the right to inspect any facility being used by you for the services and to inspect all relevant records. You must co-operate fully with Pfizer during any audits.

(b)	Pfizer must keep confidential any information that we obtain when we audit you and that you tell us is confidential. Pfizer may only use this information, and disclose it to its employees and advisers, as necessary for Pfizer to exercise its rights under this contract. Pfizer must not disclose this information to a third party. This restriction will end seven years after the relevant audit.

19.	GENERAL

(a)	Assignment. Pfizer may assign, in whole or in part, its rights and obligations under this contract to any affiliate without your consent. Otherwise, neither you nor Pfizer may assign any of their rights or obligations under this contract without the other’s prior written permission.

(b)	Notices. All notices will be in writing and sent by certified mail, return receipt requested, courier, or facsimile. Notices will be deemed given on the date they are received. Notices to Pfizer must be sent to the address noted on the signature page and marked for the attention of President, PGRD with a copy to General Counsel, PGRD. Notices to you must be sent to the address noted on the signature page and marked for the attention of CEO with a copy to General Counsel.

(c)	Severability. If any provision of this contract is invalid or is unenforceable, the parties intend that the remainder of the contract will be unaffected.

(d)	Waiver. A party’s compliance with the terms of this contract may only be waived by written notice from the other party. Unless stated otherwise a waiver will not be deemed an ongoing waiver. Any delay or failure of a party to require performance of a term of this contract will not prevent the party from enforcing the term later.

(e)	Force Majeure. A party will not be in breach or liable for any failure of delay of its performance of this contract caused by natural disasters or circumstances reasonably beyond its control.

(f)	Binding Effect. This contract will be binding upon and shall inure to the benefit of Pfizer and you, and Pfizer’s and your respective successors and permitted assigns.

(g)	Governing Law. This contract is to be construed and determined under the laws of the People’s Republic of China. Any dispute between the parties will be finally resolved by binding arbitration under the Rules of Arbitration of the China International and Trade Arbitration Commission (“CITEAC”) or if CITEAC does not have jurisdiction then the arbitration rules of the International Chamber of Commerce (“ICC”). Any arbitration will be conducted in the English language and be conducted at a mutually agreed location in the Hong Kong Administrative Region of the People’s Republic of China.

AGREED:

Signed on behalf of each of the following companies or entities: WuXi PharmaTech Co., Ltd	Signed on behalf of Pfizer Inc.,:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Address: Building 1, #288 Fu Te Zhong Lu WaiGaoQiao Free Trade Zone Shanghai 200131, China	Address: Pfizer Global R&D Headquarters 50 Pequot Avenue New London, CT 06320

WUXI PHARMATECH CO., LTD

* SERVICES CONTRACT -

*

Appendix A: Description of Services

A.	SERVICES

1.	* INTRODUCTION

The * Pilot described in this appendix is part of a larger effort by Pfizer Global Research and Development to explore the R&D potential of Asia. The overall objective of the pilot is to increase the *, * and * of the drug discovery process through the * of * services in China. The services described below are related to the provision of * screening services and include *.

2.	WuXi PharmaTech SERVICES

Both Pfizer and you acknowledge that there are considerable uncertainties with respect to the duration, scope and operation of the * Pilot that may require the Pilot to be expanded, reduced, extended, terminated or otherwise adjusted. Accordingly, a Steering Committee will be established with at least two representatives from each company to meet regularly (at least monthly) to review and discuss the progress of the Pilot and your services and make any adjustments that may be needed (including the start and end dates, processes and procedures, capacity and pricing).

WuXi PharmaTech will perform the * screening for the * Pilot. This * will require you to establish a * Assay and a * Assay as described below, dedicate certain FTEs and Bioanalytical equipment as described below, and screen the number of samples required by the protocols referred to below for up to * compounds per week. Initially, Pfizer will direct to you all the compounds for * screening from a single Pfizer * project. Given inherent uncertainties in the conduct of * projects the number of compounds directed to you for screening on week to week basis will vary. It is estimated that the weekly requirements for compounds screening will range from * compounds.

It is anticipated that your screening will commence by March 15, 2007 and that your support of the * Pilot will last 3 to 6 months. Before the end of the first 3 months after your screening has commenced the Steering Committee will meet to conduct a detailed review of the Pilot and to determine whether the Pilot will be extended for an additional three months or such other period as the parties agree.

If, on conclusion of the * Pilot, Pfizer decides to proceed with the sourcing of * services in China, Pfizer and you will negotiate in good faith to establish a longer term contract for the routine supply of these services that will address capacity commitments and other operational matters to reflect the parties’ learnings from the Pilot. Longer term contract pricing will be set per Appendix B, Section 5.

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Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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B.	SPECIFICIATIONS, PROCESSES AND PROCEDURES

1.	MATERIALS MANAGEMENT

(a)	Throughout the course of the*Pilot, Pfizer will provide compounds to you for testing purposes. You will be responsible for storing and handling the compounds in accordance with Pfizer protocols and all appropriate laboratory techniques;

(i)	All compounds not actively being used in an assay must be stored

1)	at * OR

2)	*

(ii)	Reasonable care must be given to limit exposure of the compounds to *

(iii)	Reasonable care must be taken to ensure compounds remain in solution before use in an assay.

(iv)	Reasonable care must be taken to limit wastage of compound material.

(v)	* libraries and * compounds undergoing * screening will be produced internally by Wuxi chemists. Wuxi will set aside an aliquot sample for use in * screening.

(vi)	Pfizer will ensure sufficient material is provided to you for executing the assays.

(b)

Throughout the course of the * Pilot Pfizer will provide you with select lists of compounds to be tested. These lists may include * You will prepare assay plates according to the list of compounds requested for testing.

(c)	You will maintain accurate records on the well locations of all compounds provided to you by Pfizer

2.	ASSAY VALIDATION

(a)	You will establish the * Assay and * Assay at your local facilities.

(b)	You will validate the * Assay and * Assay using control compounds and validation criteria specified by Pfizer.

(c)	Pfizer will provide you with protocols for the * Assay and * Assay.

(d)	Pfizer will work with you to adapt the assay protocols to your specific facilities and equipment.

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Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(e)	Assays will be validated based upon the following metrics;

(i)	* Assay

1)	* minutes

2)	* minutes

(ii)	* Assay

1)	* inhibition for each *

2)	Week to week *% of * <*%

(f)	All changes to assay protocols OR quality metrics must be approved by Pfizer prior to implementation.

3.	ASSAY EXECUTION

(a)	You will execute the * Assay and * Assay for all compounds requested by Pfizer in accordance with the validated protocols.

(b)	You will provide Pfizer with assay data within *-week of receiving the compounds and associated compound testing lists.

4.	BIOANALYTICAL EQUIPMENT

(a)	For the duration of the * Pilot you will dedicate one * machine to the analysis of Pfizer samples.

(b)	You will provide Pfizer additional flexible capacity equal to *% of one * machine’s analytical time. Pfizer may adjust the level of flexible capacity as needed throughout the course of the project.

(c)	Pfizer will provide*-weeks notice for any downward adjustments to flexible capacity. Any upward adjustments in flexible capacity will be contingent upon the availability of these resources.

(d)	Pfizer will work with you to optimize your * protocols for use in the Pfizer assays. These protocol adjustments may include changes to programming, equipment configurations or * processes.

(e)	You will be responsible for the maintenance and upkeep of all machinery and equipment used in the analysis of Pfizer samples. If any dedicated Pfizer equipment goes out of service you will provide Pfizer an equivalent replacement.

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Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.	DATA ANALYSIS

(a)	You will provide Pfizer with Raw Data, Analyzed Data and Quality Metrics for all compounds and assay plates tested.

(i)	Raw Data is defined as the * areas values for each data point

(ii)	Analyzed Data is defined as the calculated end-point data for each compound.

1)	* Assay end-point are half-life

2)	* Assay end-points are %Inhibition

(iii)	Validation Metrics include the following

1)	* Assay*

2)	* Assay *

3)	* Assay % Inhibition for each *

(b)	Pfizer will specify the preferred data format for Raw Data, Analyzed Data, and Quality Metrics

(c)	Pfizer will provide you with sample templates for Raw Data, Analyzed Data and Quality Metrics

(d)	You will provide the electronic data files (Raw Data, Analyzed Data and Quality Metrics) to Pfizer in the delivery method Pfizer requests (e-mail, shared folder, etc).

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Indicate that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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WUXI PHARMATECH CO., LTD

* SERVICES CONTRACT -

*

Appendix B: Fees

1.	FTES

a.	Pfizer will fund * FTEs to support Pfizer’s *Pilot Project. The FTEs will be Bachelor of Science level or higher and have adequate training in bioanaltyical * techniques and in vitro *. The specified monthly FTE rate is* including cost of reagents and supplies valued at less then * for each individual item. Pfizer will fund the FTEs for a period of * months starting on *. The funded FTEs will provide the services outline in Appendix A.

b.	Pfizer reserves the right to reduce or eliminate the number of FTEs funded for the * Pilot Project at any time.

c.	In the event that Pfizer provides reagents or supplies (except those in Section 3.b), the cost of those supplies will credited to Pfizer and deducted from the summary monthly invoice.

2.	BIOANALYTICAL EQUIPMENT

a.	Pfizer will fund one and one-half (1.5)* machines to provide dedicated support to Pfizer’s * Pilot Project. The * machines employed will be * or an acceptable equivalent. The specified monthly rental rate is* and is inclusive of all ancillary equipment, maintenance and consumables used in the provision of the bioanalytical service highlighted in Appendix A.

b.	Pfizer reserves the right to reduce or eliminate the number of * machines at any time.

3.	CONSUMABLES

a.

Pfizer will reimburse WuXi PharmaTech for reagents or supplies that individually exceed *. Prior to purchasing, WuXi PharmaTech must receive written permission from Pfizer or expenses will not be reimbursed.

b.	Pfizer will supply WuXi PharmaTech with the following consumable items to be used solely on Pfizer projects:

i.	Test Compounds

ii.	* Racks

iii.	* Racks

*

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.	OTHER FEES

a.	Payment of Freight

i.	WuXi PharmaTech will assume all * expenses for *, etc from * and other third party collaborators. Pfizer will assume all * expenses for *, etc from * to *

b.	Taxes

i.	In performing the services defined in this contract, any sales tax, duty, or any other tax, fee or charge of any nature imposed by any governmental authority, shall be paid by *

c.	Travel Expenses

i.	Pfizer and WuXi PharmaTech will each bear all expenses, including reasonable travel, related to the * of *of the Steering Committee and any invitees to facilitate technical transfers.

d.	Other Costs

i.	All costs stated above are meant to be all inclusive. No other fees or costs will be paid by Pfizer without WuXi PharmaTech obtaining prior written consent from Pfizer.

5.	INVOICING

a.	At the end of each month, WuXi PharmaTech will provide a summary monthly invoice of all service fees and credits.

b.	Pfizer’s P.O. terms and conditions will stipulate proper invoicing procedure, net payment terms, etc.

6.	*

a.	The prices described above reflect WuXi PharmaTech’s intention to receive an *for performing Pfizer’s * work of between *%-*%. If during the * Pilot WuXi PharmaTech believes that the pricing above does not achieve this * it may raise the matter at the steering committee (providing such information and documentation as requested by Pfizer’s representatives) and Pfizer acting reasonably and in good faith, will adjust the pricing to return the * project to a *%-*% * on an ongoing basis.

b.	If the * Pilot is successful and Pfizer decides to source * services in China, the parties agree in good faith that the pricing will not be renegotiated in future contract negotiations and the * described in Section 5.a will prevail.

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Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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